OMNIRELIANT ACQUIRES FULL SERVICE MOTION PICTURE
STUDIO AND FACILITY

Jul 28, 2008 - - Clearwater Florida: OmniReliant Holdings, Inc. (ORHI.OB), through its majority owned subsidiary OmniComm Studios, LLC, is pleased to announce the acquisition of a full service motion picture studio located in Clearwater, Florida. In conjunction with the acquisition, the property has been renamed OmniComm Studios.

OmniComm Studios is a state-of-the-art 33,000 sq. ft. production facility located on 5.45 acres.  This studio is one of the finest facilities in the Tampa Bay area and is used for numerous infomercials, commercials and high-end video and audio productions.  The OmniComm Studios features multiple sound stages, editing suites, preproduction and post-production facilities, as well as a satellite dish farm capable of beaming multiple television networks and programming around the world.

Current tenants include Daktronics, Inc. (NASDAQ- DAKT) and its wholly owned subsidiary Keyframe, Inc., Chameleon Filmworks, Inc., TVGoods.com, LLC and OmniResponse, Inc. a wholly owned subsidiary of OmniReliant.  OmniReliant Holdings, Inc. has also relocated its corporate headquarters to this location.

OmniComm Studios will be operated by ValCom, Inc. (VLCO.PK) a company headed by Vince Vellardita, President and CEO. Vince has been in the entertainment industry and has worked in production studios for over 30 years. He has been involved in over 10,000 television episodes, over 100 films, produced over 200 major concerts, and has worked on events ranging from a presidential campaign to Super Bowl and Broadway Theater events.

“I believe that the Clearwater studio will be a great foundation and a synergy fit for OmniReliant Holdings, Inc. and ValCom, Inc.’s future endeavors,” said Mr. Vellerdita.

Chameleon Filmworks is headed by Buddy Winsett, who has 30 years of experience in the satellite communications industry. Mr. Winsett has been instrumental in putting seven full-time national television networks on the air, as well as handling live coverage to over 600 million homes worldwide. He was instrumental in planning and later constructing the facilities, which transformed a major shopping network, in Florida. He performed similar services for another major shopping channel in Pennsylvania. He also designed and constructed the initial Atlanta satellite facilities for CNN Headline News (Turner Broadcasting Network) as well as UpSouth Corporation, now one of the nation's largest teleports.

Paul W. Morrison, CEO of OmniReliant stated, “The building and studio gives us instant access to studio time and talent for future growth. It should provide a vital role in building our brands via Infomercial, Direct response, and Internet. We plan to use the studio to produce videos for products we are currently developing under our patent and pending OTC products and celebrity licensed products such as Kathy Hilton products http://kathyhiltonfragrance.com.”

About OmniReliant Holdings, Inc.

The Company, through its wholly owned subsidiary, OmniReliant Corporation, engages in the creation, design, distribution, and sale of affordable luxury products available to U.S. and international consumers. The Company plans to market its products through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels. The corporate offices of OmniReliant are located at 14375 Myerlake Circle, Clearwater, FL 33760. Investor Relation questions may be addressed to Paul W. Morrison, President and Chief Executive Officer at 212-812-2151. For additional information visit www.omnireliant.com

About Valcom

Based in Clearwater, FL., ValCom, Inc. is a diversified, fully integrated, Independent Entertainment Company that has been in operation since 1983. ValCom, Inc., through its operating divisions and subsidiaries, creates and operates full service facilities that accommodate film, television and commercial productions with its four divisions comprised of: Studio and Rental, Television and Film, Broadcasting, and Live Theater. ValCom, Inc. has participated in over 100 films, Broadway shows and thousands of episodes of television. ValCom's client list consists of all of the majors such as MGM, Paramount Pictures, Warner Bros, Disney, CBS, Sony, NBC, Phantom of the Opera, HSN and more. For additional information visit www.valcom.tv

Forward-Looking Statements: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the cosmetics industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and OmniReliant's results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and OmniReliant undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.